Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $914 per share of preferred stock, representing property operations for the quarter ended June 30, 2010.  The dividend will be payable on August 27, 2010, and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a 28-story, multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,000 square feet of office and retail space and a 294-stall underground parking garage (the “Property”).  The Property was approximately 75% leased as of June 30, 2010.  During the second quarter, management executed new leases and expansions that totaled over 38,000 square feet.  Brewer Investment Group (“Brewer”) signed a lease for a full floor (30,909 square feet), XO Communications Services (“XO”) expanded by 3,381 square feet and CVM expanded by 4,044 square feet.  Brewer’s lease will expire in November 2021; XO now leases 30,077 square feet in the concourse level until April 2022; and CVM now leases 7,301 square feet until March 2015.  All three of these transactions took an extensive amount of time to finalize.  Attracting a new tenant from a different submarket and retaining two existing tenants by accommodating their growth needs are meaningful accomplishments in challenging conditions.  Although management is very pleased to report the recent leasing progress, there is a significant amount of space remaining to lease.  It is also important to keep in mind that leasing space in Chicago properties is very expensive in an economic downturn.  The Company has incurred and will continue to incur significant leasing costs in an effort to stabilize the occupancy.  It is possible the Company's Board of Directors could decide to significantly reduce the amount of the dividend in the near future for some period of time, in order to replenish capital reserves that will be required to pay for costs associated with current and upcoming leasing/re-leasing efforts.

The Property’s largest tenant is KPMG LLP (“KPMG”) which leases approximately 259,000 square feet (30%) of the Property’s rentable space through August 2012.  In the first half of 2009, management reported that KPMG notified us that it will be relocating to a different property location following the expiration of its lease on August 31, 2012.  With approximately two years remaining on KPMG’s lease, management has implemented a marketing plan designed to locate a replacement tenant (or tenants) and will continue to proactively hunt for prospects.  Large users of space are often looking at their options many years in advance of the desired commencement date.  The leasing team has been actively pursuing these prospects for a late 2012 or early 2013 occupancy.

The leasing environment in Chicago during the past two years has been extremely challenging.  Despite the unfavorable conditions, management was successful in negotiating and signing over 72,000 square feet of leases during 2009 and 2010.  This activity represents more than 8% of the total rentable space in the Property and comprises both renewals and new deals.  Unfortunately, as previously reported, a few tenants, that had occupied approximately 15% of aggregate space at the Property, decided to relocate elsewhere in Chicago.  None of these departures came as a surprise to management as the tenants communicated their intentions to leave because they were consolidating into other locations or relocating to different submarkets.  Please be assured that management has been very diligent and proactive in retaining any and all existing tenants, as well as trying to attract new tenants to the Property.  However, management’s leasing efforts are guided by its belief that it should not compromise the potential long-term value of the Property for short-term leasing gains on unfavorable terms as a result of current economic conditions.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP 303 East Wacker (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 303 East Wacker Drive Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANUALIZED YIELD*
(1/5-3/31)
03/31/2007	$1,340	$2,961,400	5.6%
06/30/2007	$1,400	$3,094,000	5.6%
09/30/2007	$1,400	$3,094,000	5.6%
12/31/2007	$1,400	$3,094,000	5.6%
03/31/2008	$1,400	$3,094,000	5.6%
06/30/2008	$1,400	$3,094,000	5.6%
09/30/2008	$1,400	$3,094,000	5.6%
12/31/2008	$1,400	$3,094,000	5.6%
03/31/2009	$1,400	$3,094,000	5.6%
06/30/2009	$1,013	$2,238,730	4.1%
09/30/2009	$1,013	$2,238,730	4.1%
12/31/2009	$1,011	$2,234,310	4.0%
03/31/2010	$ 997	$2,203,370	4.0%
06/30/2010	$ 914	$2,019,940	3.7%

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements
Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.